EXHIBIT 10r-1


          AGREEMENT

               THIS AGREEMENT is made this _____ day of ____________, 19__, by and between BellSouth Corporation (the "Company") and _______________ (the "Executive");

                                                  W I T N E S S E T H:

               WHEREAS, the Executive is currently employed by the Company and assigned to a Band A executive compensation level or comparable level as defined in the Company's compensation guidelines; and

               WHEREAS, the Executive elects to retire under the terms and conditions set forth in this Agreement;

               NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

               1. Retirement Date. The Executive shall terminate employment with the Company on a date (the "Retirement Date") selected by the Executive which occurs during the period beginning on the Executive's sixtieth (60th) birthday and ending on the last day of the calendar year in which the Executive's sixty-first
          (61st) birthday occurs.  The Executive shall give written notice
          to the Company of the Retirement Date so selected.   If the
          Executive fails to give such notice to the Company on or before the date one hundred twenty (120) days prior to the last day of the period in which the Retirement Date may occur, the Retirement Date shall be the date selected by the Chief Executive Officer of the Company as the Executive's Retirement Date.

               2. Separation Allowance. On the Executive's Retirement Date, or as soon thereafter as is reasonably practicable, the Company shall pay to the Executive as a separation allowance a single lump-sum cash payment equal to the sum of (1) twice the Executive's Base Salary in effect on the Retirement Date plus (2) twice the Standard Award applicable to the Executive under the BellSouth Corporation Short Term Incentive Plan ("STIP") for the Award Year in which his Retirement Date occurs, or so much of such sum as shall not be the subject of a deferral agreement between the parties hereto. For purposes of this Agreement, (i) "Base Salary" shall refer to the gross annual base salary payable to the Executive including the amount of any before-tax contributions made by the Executive from such salary to the BellSouth Management Savings and Employee Stock Ownership Plan, the BellSouth Enterprises Retirement Savings Plan, any other qualified cash or deferred arrangement sponsored by the Company, or a successor to any such plan, as the case may be, and the amount of any other deferrals of such salary under any nonqualified deferred compensation plans maintained by the Company, and (ii) the terms "Standard Award" and "Award Year" shall have the meanings ascribed to such terms under STIP.

               3. Short Term Incentive Award. The Executive shall be entitled to an award under the STIP based on performance results for the Award Year in which the Executive's Retirement Date occurs, prorated to the Executive's Retirement Date. The payment described in this Section 3 shall be subject to all other terms and conditions of STIP.

               4. Long Term Incentive Plan. The Executive shall be entitled to distributions with respect to Units granted to the Executive under the BellSouth Corporation Executive Long Term Incentive Plan ("LTIP") at the end of each Performance Period as if the executive's employment with the Company had not terminated. Benefits described in this Section 4 shall be subject to all other terms and conditions of LTIP. For purposes of this Section 4, the terms "Units" and "Performance Period" shall have the meanings ascribed to such terms in LTIP.

               5. Supplemental Executive Retirement Plan. The Executive shall be entitled to benefits under the BellSouth Corporation Supplemental Executive Retirement Plan ("SERP") equal to the greater of (a) the benefits to which such Executive would be entitled under SERP without regard to this Agreement, and (b) the benefits to which such Executive would be entitled under SERP with the following adjustments:

                    (i) the aggregate annual benefit being based on seventy percent (70%) of Included Earnings (as such term is defined in SERP) instead of the formula described in section 4(a)(i) of SERP; and

                    (ii) the benefit so determined being reduced by the
                         retirement benefit (unreduced for survivor annuity) payable to the Executive under any tax-qualified defined benefit pension plan maintained by any prior employer of the Executive, in addition to the reductions described in section 4(a)(i) of SERP.

               6. Stock Options/Shareholder Return Cash Plan. The Executive shall be entitled to (i) a grant of Options to purchase shares of Stock under the BellSouth Corporation Stock Option Plan ("SOP") and (ii) a grant of Units under the BellSouth Corporation Executive Shareholder Return Cash Plan ("SRCP"), as of the Executive's Retirement Date, equal to twice the number of Options and twice the number of Units, respectively, granted to the Executive as part of the grant most recently preceding his Retirement Date. Benefits described in this Section 6 shall be subject to all other terms and conditions of SOP and SRCP, respectively. For purposes of this Section 6, the terms "Options" and "Units" shall have the meanings ascribed to such terms in SOP and SRCP, respectively.

               7. Financial Counseling. The Executive shall be entitled to benefits described in the BellSouth Corporation Financial Counseling Plan through his sixty-seventh (67th) birthday, such benefits to be provided by the Company as if eligibility therefor extended to such date under the terms of such plan. Benefits described in this Section 7 shall be subject to all other terms and conditions of the Financial Counseling Plan.

               8. Company Automobile. The Executive may, at his election, purchase from the Company any Company-owned automobile provided to him for its wholesale price determined by the Company as of his Retirement Date, if the Executive notifies the Company of his intention to do so within thirty (30) days of his Retirement Date.

               9. Death of Executive. If the Executive shall die prior to the Executive's Retirement Date, this Agreement shall be null and void and neither the Executive nor his estate or other successors shall be entitled to any of the benefits described herein.

               10. Termination of Employment. If the Executive's employment with the Company is terminated for any reason prior to the Executive's Retirement Date, this Agreement shall be null and void and the Executive shall be entitled to none of the benefits described herein; provided, that this Section 10 shall not apply if, upon termination of employment, the Executive is transferred to or immediately reemployed by a BellSouth subsidiary, division or affiliate (a "BellSouth Company").

               11. Nondisclosure. The Executive represents and agrees that he will keep the existence of this Agreement, and all of the terms hereof, completely confidential and that he will not disclose any information concerning this Agreement to anyone, other than his immediate family, investment advisor, tax advisor, accountant or attorney, provided that they agree to keep this information confidential; provided that these restrictions on disclosure shall not apply to the extent that the existence of this Agreement and the terms hereof are disclosed by the Company as part of its periodic public filings and disclosures or otherwise. In the event the Executive breaches or violates any of the terms or provisions of this Section 11, all payments under this Agreement and further right to benefits described in this Agreement will cease. The Executive shall thereafter be entitled only to such benefits as are payable under the plans referred to herein without regard to this Agreement. In addition to all other remedies provided at law or in equity for damages or otherwise, the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach of any of the terms or provisions of this Section.

               12. Release. Prior to signing this Agreement, the Executive has had a period of at least twenty-one (21) days in which to review this document. At the outset of that 21-day period, the Executive was advised to discuss the terms of the Agreement with an attorney. The Executive acknowledges that he has had a sufficient opportunity to do so or, alternatively, to confer with individuals of his choice who are not associated with the Company.

               The Executive further acknowledges that the separation incentives that are provided under the terms of the Agreement represent valuable consideration in addition to other forms of compensation or benefits to which he presently is entitled. The Executive fully understands the binding nature of the Agreement, and affirms that his decision to enter into the Agreement has been made voluntarily.

               By entering into the Agreement, the Executive agrees to waive, discharge, and release any and all claims of whatever nature, known or unknown, that existed prior to the date of the Agreement (other than the Executive's right to enforce the terms of the Agreement or the Executive's entitlement to benefits not expressly waived in the Agreement), arising out of his employment with BellSouth Corporation or a BellSouth Company, including specifically the Executive's decision to terminate employment under the Agreement, that the Executive might have pursued against BellSouth Corporation, or other BellSouth Company, their past, current, or future subsidiaries, divisions and affiliates, and their directors, officers, employees, attorneys, and agents, including but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Employee Retirement Income Security Act of 1974, as amended; Executive Orders 11246 and 11141; and all other federal, state, and local statutory or common laws.

               13. Employment Rights. The Company and the Executive understand that this Agreement constitutes a binding commitment to provide the benefits set forth herein upon the Executive's retirement. The Agreement does not constitute, and should not be construed as an employment contract. The Executive acknowledges that he is and shall remain an employee at will who may be terminated by the Company for any reason and at any time prior to the Retirement Date. Similarly, the Company acknowledges that the Executive may resign for any reason at any time prior to his Retirement Date, subject to forfeiting the benefits described in the Agreement. The Executive understands that he, like any other employee, has been and will be subject to the Company's performance standards as well as its disciplinary rules.

               14. Severability. In the event one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

               15. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by the parties hereto.

               16. Responsibility; Binding Effect. The Company shall be responsible for all payments and benefits described in this Agreement; provided that, if at the Executive's Retirement Date, the Executive is not employed by the Company but is employed by a BellSouth Company, such BellSouth Company shall be responsible for all payments and benefits described in this Agreement and thereafter all references in this Agreement to the "Company" shall be deemed to be references to such BellSouth Company. This Agreement shall be binding upon the parties hereto and their respective heirs, representatives, successors, transferees and assigns.

          17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.


          18. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Georgia.

          19. Revocation. The Executive may revoke the Agreement by giving written notice to the Company within seven (7) calendar days following the Executive's execution of the Agreement. The Agreement will become binding and irrevocable following the expiration of that time period.


               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.





          EXECUTIVE:                         COMPANY:




          Signature                          Signature





          Name                               Title